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                                                                 EXHIBIT 10.22.1

                                  AMENDMENTS TO
                               VISTEON CORPORATION
                EXECUTIVE SEPARATION ALLOWANCE PLAN (THE "ESAP")

     Effective January 1, 2005, the first sentence of Section 4 of the ESAP is hereby amended to read as follows:

     Executive Separation Allowance payments, in the net amount determined in accordance with Section 3B above, shall be paid as follows: a lump sum payment, equal to seven months of allowance payments, shall be made on the first day of the seventh month following the Participant's termination of employment, or as soon thereafter as practicable; thereafter, commencing on the first day of the eighth month following the Participant's termination of employment, allowance payments shall be made monthly.

     Effective January 1, 2005, the ESAP is hereby amended to add a paragraph to the end of Section 4 to read as follows:

     Anything herein contained to the contrary notwithstanding, the Company may permit a Participant during the calendar year 2005 to elect to partially terminate participation and receive an immediate distribution (in 2005) of six months of allowance payments. Remaining allowance payments to a Participant who makes such an election with the consent of the Company shall be made monthly, commencing on the first day of the seventh month following the Participant's termination of employment.